Exhibit 10.2
RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into this 7th day of October, 2016 (the “Effective Date”), by and between Chico’s FAS, Inc., a Florida corporation, having a principal place of business at 11215 Metro Parkway, Fort Myers, FL 33966 (the “Employer”), and Diane Ellis (the “Executive”). In consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree to the following:
1.Employment. Employer desires to employ Executive in the position of Brand President, Chico’s (the “Position”), and Executive desires to accept such Position. In the Position, Executive will assume a key role in the organization that will require confidentiality and trust and will acquire information, knowledge and experience with Employer that is proprietary, confidential, unique and hard to replace. It would also place Executive at an unfair advantage should Executive use this information, knowledge, and experience to further the interests of anyone other than the Employer. As a result, Employer desires to protect its rights in its proprietary, confidential and trade secret information, and, as a condition of employment and for the consideration set forth herein, Executive is willing to and has agreed to abide by and faithfully observe the obligations and restrictions set forth herein.
2.    Confidential Information.
(a)    Nondisclosure and Non-use. Both during Executive’s employment with Employer and thereafter, Executive covenants and agrees that Executive (i) shall exercise the utmost diligence to protect and safeguard the Confidential Information of Employer and its Affiliates; (ii) shall not disclose to any third party any Confidential Information, except as may be required by Employer in the course of Executive’s employment or by law; and (iii) shall not use, directly or indirectly, for Executive’s own benefit or for the benefit of another, any Confidential Information. Executive acknowledges that Confidential Information has been and will be developed and acquired by Employer and its Affiliates by means of substantial expense and effort, that the Confidential Information is a valuable proprietary asset of Employer’s and its Affiliates’ business, and that its disclosure would cause substantial and irreparable injury to Employer’s and its Affiliates’ business. For purposes of this Agreement, “Affiliate” shall mean any entity controlling, controlled by, or under common control of, Employer.
(b)    Definition of Confidential Information. “Confidential Information” means all information of a confidential or proprietary nature, whether or not specifically labeled or identified as “confidential,” in any form or medium, that is or was disclosed to, or developed or learned by, Executive in connection with Executive’s past, present or future employment with Employer and that relates to the business, products, services, research or development of any of the

Employer or its Affiliates or their suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including, but not limited to, information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of Employer’s, or any of its Affiliates’, suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other information or thing that has economic value, actual or potential, from not being generally known to or not being readily ascertainable by proper means by other persons.
(c)    Not Confidential Information. Confidential Information shall not include information that Executive can demonstrate: (i) is publicly known through no wrongful act or breach of obligation of confidentiality; (ii) was rightfully received by Executive from a third party without a breach of any obligation of confidentiality by such third party; or (iii) was known to Executive on a non-confidential basis prior to the Executive’s employment with Employer.
(d)    Presumption of Confidentiality. In any judicial proceeding, it will be presumed that the Confidential Information constitutes protectable trade secrets and Executive will bear the burden of proving that any Confidential Information is publicly or rightfully known by Executive.
(e)    Return of Confidential Information and Materials. Executive agrees to return to Employer either before or immediately upon the termination of Executive’s employment with Employer any and all information, materials or equipment which constitutes, contains, or in any way relates to the Confidential Information and any other document, equipment or materials of any kind relating in any way to the business of Employer in the possession, custody or control of Executive which was obtained by Executive during the course of or as a result of Executive’s employment with Employer whether confidential or not, including, but without limitation, any copies thereof which may have been made by or for Executive. Executive shall also provide Employer, if requested to do so, the name of the new employer of Executive and Employer shall have the right to advise any subsequent employer of Executive’s obligations hereunder.
3.    Non-Competition. Executive covenants and agrees that during the term of Executive’s employment with the Employer and for a period of one (1) year after the date of termination of the Executive’s employment hereunder for any reason (the “Restricted Period”), Executive will not directly or indirectly, perform any job, task, function, skill, or responsibility for a Competing Business that the Executive has provided for Employer (and/or its subsidiaries) within the twelve month period immediately preceding Executive’s termination date. For purposes of this Agreement, a Competing Business shall mean any direct competitor of the Employer which, in general, means a specialty retailer of better women’s apparel whose target customers are 30 years of age or older and have an annual household income of $75,000 or more, including, but not limited to: The J. Jill Group, Inc., L Brands, Inc., Soft Surroundings Holdings, LLC, The Talbots, Inc., GAP, Inc., and Ascena Retail Group, Inc.
This covenant on the part of Executive shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Executive against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of this covenant. Executive expressly agrees that the restrictions of this Section 3 will not prevent Executive from otherwise obtaining gainful employment upon termination of Executive’s employment with Employer.

4.    Non-Solicitation of Customers, Suppliers, and Business Associates. For a period of two (2) years after the date of termination of the Executive’s employment for any reason, Executive shall not directly or indirectly induce, solicit or encourage any customer, supplier or other business associate of Employer or an Affiliate to terminate or alter its relationship with Employer or Affiliate, or introduce, offer or sell to or for any customer or business associate, any products or services that compete with an Employer product, service, marketing item, or other item which presently exists, or is under development or active consideration.
5.    Non-Solicitation of Employees. For a period of two (2) years after the date of termination of the Executive’s employment hereunder for any reason, Executive shall not, directly or indirectly, induce, solicit or encourage any employee of Employer or its Affiliates to terminate or alter his or her relationship with Employer or its Affiliates.
6.    Remedies.
(a)    Injunctive Relief. It is agreed by the parties hereto that any violation by Executive of any of the covenants contained in herein would cause immediate, material and irreparable harm to Employer and/or its Affiliates which may not be adequately compensated for by money damages, and, therefore, Employer and/or its Affiliates shall be entitled to injunctive relief (including, without limitation, one or more preliminary injunctions and/or ex parte restraining orders) in addition to, and not in derogation of, any other remedies provided by law, in equity or otherwise for such a violation including, but not limited to, the right to have such covenants specifically enforced by any court of competent jurisdiction and the right to require Executive to account for and pay to Employer and/or its Affiliates all benefits derived or received by Executive as a result of any such breach of covenant together with interest thereon, from the date of such initial violation until such sums are received by Employer and/or its Affiliates.  The Restricted Period set forth herein shall be extended by any period of time in which Executive is in breach of the covenants contained in this Agreement and for any period of time which may be necessary to secure an order of court or injunction, either temporary or permanent, to enforce any of the covenants contained in this Agreement.
(b)    Executive Acknowledgment. Executive acknowledges and agrees that the periods of restriction imposed by the confidentiality and non-competition covenants of this Agreement are fair and reasonably required for the protection of Employer and its Affiliates.
7.    At-Will. Nothing in this Agreement in tended to alter the at-will nature of the Executive’s employment.
8.    Severability. In the event that, and if for any reason, any portion of this Agreement shall be held to be invalid or unenforceable, it is agreed that the remaining covenants and restrictions or portions thereof shall remain in full force and effect, and that if the validity or unenforceability is due to the unreasonableness of the time or geographical area covered by said covenants and restrictions, said covenants and restrictions of this Agreement shall nevertheless be effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction.
9.    Integration. This Agreement contains the entire agreement between the parties regarding the matters covered within it. To the extent other agreements cover the matters contained herein, the provisions of such agreement shall be read together with the provisions of this Agreement to afford Employer the greatest protections allowed by applicable law.
10.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its conflict of laws provisions.
11.    Binding Effect. This Agreement is binding upon the parties hereto and on their respective heirs, personal representatives, successors and assigns. Executive agrees that the obligations contained in this Agreement will survive the termination of this Agreement.
12.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

EMPLOYER:

By: /s/ Kristin Oliver            DATE: 10/7/2016

EXECUTIVE:

/s/ Diane M. Ellis            DATE: 10/6/2016